EXHIBIT 10.7

Standardbred Horsemen’s Agreement

between Colonial Downs, L.P.,

Stansley Racing Corp. and

The Virginia Harness Horse Association

April 2, 2003

	D.	Northern Virginia SWF	20
	E.	Efforts in Northern Virginia	20
	F.	Opening of Brunswick SWF on Mondays	21
	G.	Incorporation of Terms in SWF Licenses	22

10.	Stalls and Track Facilities		22

	A.	Availability of Stalls and Track Facilities Before, During and After Race Meetings	22
	B.	Vendors	23
	C.	Stall Applications	24
	D.	Racetrack Kitchen	25
	E.	Temporary Building	25

11.	Racing Committee		25

12.	Representations and Warranties		26

	A.	VHHA	26
	B.	Colonial Downs	27

13.	VHHA Office		28

14.	Racing Officials		29

15.	Governmental Approval		29

16.	Authorization for Out-of-State Simulcasting		29

17.	Copies of Documents		30

18.	Horsemen’s Backstretch Improvements and Programs		30

19.	Right to Terminate		31

20.	Indemnification		31

21.	Mediation; Arbitration		32

	A.	Attempt to Resolve Disputes	32
	B.	Administration	32
	C.	Notice to Arbitrate	32
	D.	Selection of Arbitrator(s)	33
	E.	Pre-Hearing Conference	33
	F.	Discovery	33
	G.	Additional Conference	35
	H.	Arbitration Hearing	35
	I.	Arbitration Award	36
	J.	Default	36
	K.	Costs	36

22.	Contribution Adjustments		37

	A.	Changes in Applicable Law	37

ii

B.	Duration	38

23.	Additional License	38

24.	Consents, Approvals, Agreements or Assurances	39

25.	Counterparts	39

26.	Notices	39

27.	Waivers	41

28.	Applicable Law; Venue	41

29.	Headings	41

30.	Severability	41

31.	Entire Agreement; Modification	42

32.	Conditions Precedent to Effectiveness of this Agreement	42

A.	Commission Approval	42
B.	Amendment of Management and Consulting Agreement	43

Exhibit A	Form of Trust Agreement

Exhibit B	Annual Transfers of Funds from Standardbred Partners’ Account to Horsemen’s Account

Exhibit C	Anticipated Development Schedule

Exhibit D	Central-Southside Virginia Region

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STANDARDBRED HORSEMEN’S AGREEMENT

THIS AGREEMENT is entered into this 2nd day of April 2003, effective as of March 1, 2003, by and among COLONIAL DOWNS, L.P., a Virginia limited partnership, STANSLEY RACING CORP., a Virginia corporation (collectively, “Colonial Downs”), and the VIRGINIA HARNESS HORSE ASSOCIATION, a Virginia not-for-profit corporation (the “VHHA”).

WHEREAS, Colonial Downs owns and operates in New Kent County, Virginia, the facility known as the Colonial Downs racetrack (the “Racetrack”) and four (4) satellite wagering facilities located in Brunswick, Chesapeake, Hampton and Richmond, Virginia (the “SWFs”);

WHEREAS, the VHHA is a trade organization composed of owners, trainers, drivers, grooms, breeders, owner-trainers, and owner-breeders, or any combination thereof, (its “Members”) of standardbred racehorses;

WHEREAS, the VHHA develops and provides programs and other services for its Members, their employees and other participants in standardbred horse racing who are and will be engaged in live racing at the Racetrack (such racing a “Race Meeting”);

WHEREAS, the parties hereto desire to continue and enhance a close and understanding relationship among breeders, owners, trainers, drivers and grooms of standardbred race horses (the “Horsemen”), including VHHA Members, the VHHA, Colonial Downs, and the public;

WHEREAS, the parties desire to expand the network of SWFs throughout the Commonwealth of Virginia beyond the four (4) existing SWFs and the currently statutorily authorized six (6) SWFs to support more days of live quality standardbred racing at the Racetrack; and

WHEREAS, the parties are party to an existing agreement (the “Existing Agreement”), dated January 16, 2002 and effective January 1, 2002, and desire to terminate the Existing Agreement in its entirety and replace it with this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties desiring to be legally bound agree as follows:

1. Effective Date and Term of Agreement. Upon the satisfaction or waiver of all conditions set forth in Section 32 hereof, this Agreement shall become effective as of 12:01 a.m. on March 1, 2003, and shall remain in effect through midnight on December 31, 2005 (the “Term”), unless otherwise terminated as provided herein, with the exception of Subsection 5.B., Section 9, and Section 22, which shall continue in effect as stated therein.

2. Scope of Agreement. This Agreement shall be applicable to (i) revenues generated from pari-mutuel wagering on live standardbred races at the Racetrack and on all simulcast standardbred races, including simulcast broadcasts of live standardbred races held at the Racetrack, broadcast to the Racetrack and to all SWFs owned and operated by Colonial Downs in Virginia, to (ii) revenues generated by simulcast broadcasts to locations outside the Commonwealth of Virginia of live standardbred races held at the Racetrack, and to (iii) the live standardbred race meetings conducted at the Racetrack, during the Term of this Agreement.

3. Exclusive Representation. During the Term of this Agreement, the VHHA shall be the exclusive representative of its Members with respect to the matters set forth herein. The VHHA hereby warrants and represents that it is the Horsemen’s organization representing a majority of the Horsemen racing at the Racetrack, and Colonial Downs hereby recognizes it as such.

4. Accounts.

A. Standardbred Partners’ Account. Colonial Downs and the VHHA currently maintain an account at Citizens and Farmers Bank in Providence Forge, Virginia (the “Standardbred Partners’ Account” or the “Account”). The parties agree that the financial institution(s) at which the Standardbred Partners’ Account is maintained may be changed at any time by agreement of the parties. Colonial Downs and the VHHA agree that all funds maintained in the Standardbred Partners’ Account are funds that are to be maintained in trust on behalf of and for the benefit of the Horsemen, less those funds to be distributed to Colonial Downs, as provided herein, and distributed according to regulations promulgated by the Virginia Racing Commission (the “Commission”) from time to time or by agreement between the parties to this Agreement. In furtherance of such purpose, the parties hereto have executed the trust agreement attached as Exhibit

A and have had the Standardbred Partners’ Account designated a trust account by the financial institution at which the Standardbred Partners’ Account is maintained. The parties shall take similar steps to have the Standardbred Partners’ Account designated as a trust account by any other financial institution(s) to which the Account is moved. In addition, either party may elect upon written notice to the other party to have a third-party trustee, acceptable to both parties, appointed as trustee of the Account. All interest and other earnings whatsoever on the amounts paid or deposited into the Standardbred Partners’ Account shall accrue solely to the benefit of the Standardbred Partners’ Account. All funds paid or deposited into the Standardbred Partners’ Account (i) shall be invested in an interest-bearing account that provides market rates of return, or government or bank securities, and (ii) shall be used for purses and for such other purposes as the parties may agree and the Commission may approve.

B. Horsemen’s Account. Monies payable to Horsemen as purses under this Agreement shall be deposited from the Standardbred Partners’ Account into a separate account (the “Horsemen’s Account”) as needed to pay purses. The amounts to be transferred from the Standardbred Partners’ Account to the Horsemen’s Account are set forth herein. The transfer of funds from the Standardbred Partners’ Account to the Horsemen’s Account shall be made, and the appropriate portions of purse money shall be made available to the earners thereof, within seventy-two (72) hours (dark days and Sundays excluded) after the result of the race in which such money was earned has been declared official; provided, that in the event of any dispute as to the result of a race due to a drug test or other regulatory inquiry, the purse money shall not be made available until final resolution of the dispute by the stewards, the Commission or the courts, as the case may be. No portion of such money payable as purses to any earner thereof shall be deducted by Colonial Downs unless requested in writing by the person to whom such monies are payable or his duly authorized representative or as required by order of the stewards or a court.

C. Availability of Information on Accounts. The Standardbred Partners’ Account and the Horsemen’s Account and the investment or deposit schedules of Colonial Downs with respect to such accounts shall be subject to examination at any reasonable time by the President of the VHHA or his or her designee.

D. Distribution of Interest and Other Earnings on Accounts; Disbursement to Colonial Downs. All interest or earnings whatsoever on the amounts paid or deposited into the Standardbred Partners’ Account and the Horsemen’s Account shall accrue solely to the benefit of Colonial Downs. Additionally, to help defray the costs of the Horsemen’s bookkeeper and of providing year-round office space to the VHHA, Colonial Downs shall be entitled to disburse from funds in the Standardbred Partner Account to itself $7,500 each calendar year, such funds to be disbursed on the last business day of each month in the amount of $625 per month. A final accounting of this disbursement shall be made on January 31 of each year for the prior calendar year.

5. Administration of Accounts.

A. Amounts To Be Deposited. Colonial Downs shall deposit into the Standardbred Partners’ Account the amounts specified in paragraph 13 of § 59.1-369 of the Code of Virginia and shall deposit into the Horsemen’s Account the amounts specified for purses in Subsections D(1) and G(1) of § 59.1-392 of the Code of Virginia.

B. Transfers from the Standardbred Partners’ Account to the Horsemen’s Account and Colonial Downs’ Account. With respect to all deposits to the Standardbred Partners’ Account derived from handle at all satellite wagering facilities, the parties agree that transfer of funds from the Standardbred Partners’ Account to the Horsemen’s Account shall be made as set forth in Exhibit B hereto, subject to the terms and conditions set forth in Section 9 hereof. The VHHA shall authorize the weekly payment from the Standardbred Partners’ Account to Colonial Downs of an amount equal to the difference between (i) the amounts deposited into the Standardbred Partners’ Account pursuant to Paragraph 13 of § 59.1-369 of the Code of Virginia and (ii) the amounts transferred to the Horsemen’s Account as set forth in Exhibit B.

C. Signal Sales. For the term hereof, Colonial Downs shall deposit into an account designated and exclusively controlled by the VHHA fifty percent (50%) of all revenues in excess of $2,100 per day it receives from the sale of its live standardbred race signal to entities outside Virginia. Such amount of $2,100 per day shall be reimbursement to Colonial Downs to cover Colonial Downs’ direct operational costs associated with that sale. Revenues from signal sales shall be based on information provided by Colonial Downs to the VHHA using accounting practices generally accepted in the horse racing industry.

D. Account Wagering. Neither Colonial Downs nor the VHHA shall enter into an agreement, without the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned, regarding telephone account or other electronic media wagering systems pursuant to which Colonial Downs or the VHHA would receive any fee from Television Games Network or any other telephone or other electronic media account wagering entities for the right to accept wagers from account holders located in Virginia on standardbred races simulcast from within or outside of Virginia. The foregoing sentence shall not apply to Colonial Downs’ existing and future agreements for the sale of its live standardbred racing signals to simulcast venues to which the VHHA’s consent is governed by Section 16 of this Agreement.

E. Stakes Race Purses. The percentage of the purse monies available under Subsections A through D of this Section, excluding promotional fees and sponsorships, to be paid to Horsemen participating in stakes races held at the Racetrack shall be limited to eight percent (8%) of the total purses paid. The parties agree that the foregoing eight-percent (8%) limit may be increased by one dollar for every one dollar that Colonial Downs secures for additional purse monies from sponsors of live standardbred races at the Racetrack, up to a total of twelve percent (12%) of total purses paid; provided, however, that not more than ten percent (10%) of the amounts payable as purses under Subsections A through D of this Section shall be used for purses for stakes races. Notwithstanding the foregoing, a higher percentage may be agreed upon by the parties in good faith negotiations. For purposes of this subsection, the term “stakes races” shall not include early or late closure races or Virginia Standardbred Breeder’s Fund stakes.

F. Administrative Fee. The administrative fee paid to the VHHA for services rendered to Horsemen as the majority Horsemen’s group shall be as provided in Subsection S of § 59.1-392 of the Code of Virginia. The parties shall agree on advance payments of the administrative fee between live standardbred Race Meetings at the Racetrack in recognition of the VHHA’s year-round service to Horsemen, obligations with respect to Horsemen’s interests before the Commission, and the VHHA’s efforts to assist Colonial Downs on legislative issues.

G. Other Legalized Wagering. Except as otherwise specifically provided herein, in the event that wagers other than on standardbred horse racing, including, but not limited to, the sale of lottery tickets and/or participation in other wagering enterprises at the Racetrack and/or the SWFs, are authorized by legislative action and a portion of the proceeds is provided by that legislation for standardbred racing, the parties shall be bound by the allocations in such legislation. In the event the allocation of revenues is not addressed by such legislative action, the parties shall negotiate in good faith a written agreement governing the allocation between them of the revenues to be received for standardbred racing from that legislative action.

6. Purse Mechanics.

A. Purse Schedules and Condition Sheets. Colonial Downs shall use its reasonable judgment to estimate attendance, pari-mutuel handle and breakage for standardbred racing. Using that information and after consultation with a designated representative of the VHHA, Colonial Downs shall establish a tentative average daily overnight purse schedule and a tentative stakes purse schedule for each Race Meeting in accordance with the terms of this Agreement. Nomination, sustaining, starting, and entry fees paid by standardbred Horsemen, and funds provided by the Virginia Breeders Fund or by race sponsors shall not be considered to be portions of the purses paid by Colonial Downs. Colonial Downs shall exercise reasonable care to avoid significant underpayments or overpayments of purses at all Race Meetings. Colonial Downs shall send to the VHHA its first condition sheet and proposed purse schedules for each Race Meeting before they are sent to the printer.

B. Overpayment of Purses. Colonial Downs and the VHHA shall cooperate to the fullest extent possible to avoid overpayment of purses to Horsemen as of the end of any year during the Term of this Agreement. If Colonial Downs makes an overpayment in excess of the amount computed under Section 5 hereof, the overpayment shall be repaid to Colonial Downs from funds accruing to the Standardbred Partners’ Account commencing on January 1 of the following calendar year on a “first dollar in first dollar out” basis.

C. Underpayment of Purses. During any Race Meeting, Colonial Downs shall increase purses as reasonable and appropriate based upon deposits to the Horsemen’s Account pursuant to Subsections D(1) and G(1) of § 59.1-392 of the Code of Virginia to minimize the possibility of underpayment of purses to Horsemen. Colonial Downs shall use its reasonable best efforts to help assure that there are no underpayments of purses at any Race Meeting based upon deposits to the Horsemen’s Account pursuant to Subsections D(1) and G(1) of § 59.1-392 of the Code of Virginia. In the event that funds remain in (i) the Standardbred Partners’ Account that are subject to transfer to the Horsemen’s Account pursuant to Exhibit B, or (ii) the Horsemen’s Account after payment of purses, such funds shall be applied to the next Race Meeting.

D. Purse Notices. The pari-mutuel handle, pari-mutuel handle commission, and purse distribution figures, as well as the percentage figures that represent the relationship between purses and the total of pari-mutuel income and breakage shall be posted on the bulletin board in the Racing Secretary’s office each day of a Race Meeting.

7. Live Standardbred Racing.

A. Number of Days, Dates and Average Daily Purses. For 2003, Colonial Downs applied for twenty-eight (28) days of live standardbred racing with targeted average daily purses of at least $50,000 per day, and the Commission orally approved such application at its meeting on February 25, 2003. Such 28 days of live standardbred racing shall be conducted from October 3 to November 17,

2003, at the Racetrack four days a week on Fridays through Mondays (the “Colonial Downs Meet”), unless the parties otherwise agree and the Commission approves those other agreed upon dates. For 2004 and 2005, Colonial Downs shall apply for not less than twenty-eight (28) days of standardbred racing plus that number of days equal to the quotient of the total amount contributed to the Horsemen’s Account from the New Richmond SWF, the new Chesapeake SWF (for handle in excess of $7,915,121) and any new SWFs in the Central Southside Region (as such terms are defined in Section 8 hereof) divided by the targeted average daily purse amount, which daily purse amount shall not be less than $50,000.00 and shall be of an amount that will attract a competitive field. Factors to be considered in determining the appropriate purse amount shall include, but not be limited to, purses paid by similarly situated harness tracks in the Mid-Atlantic region, recommendations from the VHHA, and input from the Maryland-Virginia Racing Circuit, Inc. (“MVRC”). By way of example, if the handle at a new SWF is $20,000,000 annually, yielding a contribution of $243,750.00 to the Horsemen’s Account, and the targeted daily purse amount is $55,000.00 per day, then Colonial Downs shall apply for 28 days plus 4.3 days (which shall be rounded, using standard rounding conventions, to the next whole day). Racing shall be conducted at any time during the period from mid-September to mid-November, unless the parties otherwise agree. Not less than thirty (30) days prior to the deadline for submission of a race day request to the Commission, Colonial Downs and the VHHA shall make reasonable efforts to agree upon the number of days of standardbred racing based upon an average daily purse amount for the following calendar year pursuant to the foregoing formula, and shall then present such agreed upon schedule and average daily purse amount to the Commission for approval. If the parties are unable to agree upon an targeted average daily purse amount for live standardbred racing for any such calendar year, Colonial Downs shall submit to the Commission its requested number of days (but not less than twenty-eight (28) days) of, dates for, and targeted average daily purse amount for live standardbred racing for that calendar year, and the VHHA also shall convey to the Commission its requested number of days (but not less than twenty-eight (28) days) of, dates for, and targeted average daily purse amount for live standardbred racing for that calendar year, based upon the formula set out in this Section 6.A. After 2005, the parties intend that if Colonial Downs is successful in opening additional SWFs (as described in Section 9 hereof) to employ the same formula as set out this Section 6.A. for calculating the number of days to apply for in future years for live standardbred racing days.

B. Promotion of the Colonial Downs Meet. The VHHA shall provide $20,000 annually for the term of this Agreement for the marketing and promotion of the Colonial Downs Meet. Additionally, Colonial Downs and the VHHA shall collaborate to market and promote the Colonial Downs Meet, including, but not limited to, events such as food promotion nights and advertisements in local newspapers. The parties shall agree on benchmarks in order to evaluate the effectiveness of such promotions and advertisements and to determine whether such promotions and advertisements should continue for future years.

Additionally, Colonial Downs hereby agrees to continue to: (i) place in the front portion of each standardbred horse race program distributed at the Racetrack and its SWFs (the “Program”) an information section entitled “How to Read a Harness Program”; (ii) include driver and trainer rankings in the Program; (iii) provide comparative speed ratings of every standardbred track listed in the Program; and (iv) carry a minimum of two (2) standardbred race signals at all times at each SWF, provided at least two (2) such signals are available.

C. Sponsorships. Colonial Downs agrees to use commercially reasonable efforts to secure sponsorships for major stakes races. The VHHA agrees to provide such assistance to Colonial Downs’ efforts as Colonial Downs may reasonably request and to use its best efforts to secure sponsorships for smaller stakes races.

8. Races and Awards for Virginia-Bred, Virginia-Owned and Virginia-Sired Horses. Colonial Downs shall include in its condition sheets opportunities to race for Virginia-bred, Virginia-owned and Virginia-sired standardbred horses, including those that typically race for lower purses as well as those that typically race for higher purses. To the extent reasonably possible, in filling races, Colonial Downs shall give preference to Virginia-bred and Virginia-sired horses that are stabled at the Racetrack or elsewhere in Virginia. Awards from the Virginia Breeders Fund for Virginia-bred, Virginia-owned and Virginia-sired horses shall continue to be distributed according to guidelines approved by the Commission.

9. Satellite Wagering Facility Expansion. Colonial Downs and the VHHA agree that a greater dollar volume in annual handle is necessary to increase the number of days of quality standardbred racing in Virginia, and that increased handle will most likely occur by opening additional SWFs beyond the four (4) existing SWFs, and beyond the current statutorily authorized six (6) SWFs. The parties further agree that a goal of achieving $45,000,000 of total standardbred handle within five (5) years from the effective date of this Agreement is reasonable and desire to set forth certain actions intended to lead to the achievement of this goal to which they are committed. Accordingly, the parties agree:

A. Licensing and Opening of New Richmond SWF and New Chesapeake SWF. Colonial Downs shall pursue simultaneously the opening of a new SWF in Chesapeake and a new SWF in Richmond as set forth herein, either one of which may open before the other.

(1) Colonial Downs shall open in 2003 an additional SWF in the Richmond area (the “New Richmond SWF”), subject to Force Majeure Events (as defined herein). Upon approval of this Agreement by the Commission, Colonial Downs shall seek to secure a site and address any concerns relating to compliance with all municipal laws and regulations (including zoning compliance). Upon securing a site and satisfying all applicable municipal laws and regulations, Colonial Downs shall apply expeditiously to the Commission for owner’s and operator’s licenses for the New

Richmond SWF. Upon issuance of the licenses, Colonial Downs shall immediately commence build out or construction of the New Richmond SWF and prosecute completion using all commercially reasonable means. It is anticipated that the New Richmond SWF will open no later than four (4) to six (6) months after the Commission issues Colonial Downs licenses to own and operate the New Richmond SWF. An anticipated development schedule is set forth in Exhibit C hereto.

(2) Colonial Downs also shall relocate in 2003 the existing Chesapeake SWF to a location closer to Virginia Beach (the “New Chesapeake SWF”), subject to Force Majeure Events. Upon approval of this Agreement by the Commission, Colonial Downs shall seek to secure a site and address any concerns relating to compliance with all municipal laws and regulations (including zoning compliance). Upon securing a site and satisfying all applicable municipal laws and regulations, Colonial Downs shall apply expeditiously to the Commission for owner’s and operator’s licenses for the New Chesapeake SWF. Upon issuance of the licenses, Colonial Downs shall immediately commence build out or construction of the New Chesapeake SWF and prosecute completion using all commercially reasonable means. It is anticipated that the New Chesapeake SWF will open no later than four (4) to six (6) months after the Commission issues Colonial Downs licenses to own and operate the New Chesapeake SWF. An anticipated development schedule is set forth in Exhibit C hereto.

(3) “Force Majeure Events” shall mean: (a) acts of God (including flood, landslide, earthquake, hurricane, or tornado); (b) delay caused by acts or neglect of the Commission or the Commonwealth in issuing required permits or other administrative approvals regarding Colonial Downs’ proposed SWF; (c) acts of war or terrorism affecting the proposed SWF; (d) strikes or labor disputes affecting the proposed SWF; (e) any legal action initiated by third parties that challenge any permit, approval, license, or similar governmental action that is necessary for the renovation, construction, or operation of an SWF or any such action initiated by Colonial Downs to overturn a ruling denying any permit, approval, license, or similar necessary governmental action; (f) materially adverse weather conditions at the site not reasonably anticipated; (g) fire or other unavoidable casualties at the site; (h) Colonial Downs’ inability to obtain materials or the unavailability of specified materials where there are no reasonable substitutes available or no alternative methods or means available of obtaining such materials on a timely basis; (i) construction delays caused by subsurface or otherwise concealed physical conditions at the site differing materially from those indicated in the plans and specifications, or from those originally encountered, which were not ascertainable by Colonial Downs prior to the grant of the licenses; and (j) delays caused solely by the failure of any governmental agency, department, or organization to timely issue building permits or other construction-related permits that could not be secured prior to the date of the licenses or to timely perform inspections that cannot be completed prior to construction on matters necessary for the proper execution and completion of the work necessary to build or complete the SWF, provided that Colonial Downs has taken all actions reasonably available to it, including the filing and aggressive prosecution of legal action, to compel such agencies, departments, or organizations to issue such permits and to timely perform such inspections.

(4) The deadlines specified in this Subsection A shall be suspended for each day that a delay specified in this Subsection A occurs and continues, provided that Colonial Downs exercises all reasonable diligence during such time to overcome the delay.

B. Distribution of Funds from the New Richmond SWF and the New Chesapeake SWF. Upon the opening of the New Richmond SWF or the New Chesapeake SWF, Colonial Downs and the VHHA agree to distribute funds from the Standardbred Partners’ Account for each such facility in such a fashion as set forth in Exhibit B hereto. The effective contribution rates for the New Richmond SWF and the New Chesapeake SWF set forth in Exhibit B hereto shall continue for the term of Colonial Downs’ licenses for such facilities.

C. SWF Referenda in Central-Southside Virginia Region. Colonial Downs shall conduct not less than three (3) statutory SWF referenda during the period from January 1, 2003 to December 31, 2004, two (2) referenda during the period from January 1, 2005 to December 31, 2006, and one (1) referendum during the period from January 1, 2007 to December 31, 2007 in the Central-Southside Virginia region as set forth in Exhibit D hereto (the “Central-Southside Virginia Region”); provided however, upon total standardbred handle (as calculated as provided in this Subsection C) equaling or exceeding $45,000,000, Colonial Downs’ obligations to conduct additional referenda in the Central-Southside Virginia Region shall automatically terminate.

(1) Upon the opening of the New Richmond SWF or the New Chesapeake SWF, Colonial Downs and the VHHA agree to distribute funds from the Standardbred Partners’ Account in such a fashion so that Colonial Downs’ effective rate of contribution into the Horsemen’s Account shall be as set forth in Exhibit B hereto at each new SWF for which Colonial Downs applies for licenses in the Central-Southside Virginia Region, not including any relocation or relicensing within that region of an SWF formerly licensed outside that region. The effective rate of contributions into the Horsemen’s Account as set forth in Exhibit B hereto shall be available for any SWF in the Central-Southside Virginia Region for which a license application has been made within the ten-year period commencing on the effective date of this Agreement or, if later, the date on which all conditions set forth in Section 32 are satisfied or waived.

(2) Each year after December 1, 2004, the parties shall determine if Colonial Downs has conducted the minimum number of referenda required by this Agreement. In the event that Colonial Downs fails to conduct the minimum number of referenda in the time periods specified above, the contribution rate for standardbred handle to the payment of purses set forth in Exhibit B hereto shall be suspended for all SWFs operating in the Central-Southside Virginia Region and for the New Richmond SWF and the New Chesapeake SWF, and the purse contribution rate shall be that rate specified in Exhibit B hereto for “All Other

SWFs” until such time as Colonial Downs conducts the minimum number of referenda specified in this Subsection C regardless of the time periods specified above (e.g., conducting an additional referendum in 2005 after conducting only two referenda during the period from January 1, 2003 to December 31, 2004). Upon Colonial Downs conducting such minimum number of referenda, the purse contribution rates shall be reinstated to the rates set forth in Exhibit B hereto for SWFs located in the Central-Southside Virginia Region, the New Richmond SWF, and the new Chesapeake SWF. No adjustment (either higher or lower) to the purse contribution rate shall be retroactive.

(3) Upon winning a referendum, Colonial Downs shall use its commercially reasonable efforts to apply expeditiously for licenses to own and operate an SWF in the locality in which the referendum was won; provided, however, if more than one (1) referendum is won in adjacent localities or in localities in which two (2) SWFs would compete with each other, Colonial Downs shall be obligated to apply for licenses in only one (1) such locality. Upon the grant of the licenses, Colonial Downs shall use its commercially reasonable efforts to open the licensed facility expeditiously.

(4) Colonial Downs’ obligation to conduct the referenda for the 2003-2004, 2005-2006, and 2007 time periods specified in this Subsection C shall be temporarily suspended, but not terminated, for each year in which there are no statutorily authorized SWFs available for initial licensing.

(5) For purposes of determining whether total standardbred handle equates to $45,000,000 for a particular calendar year, the following calculation shall be made: (i) total live standardbred handle; plus (ii) total SWF standardbred handle from all SWFs operating for at least 12 months; and plus (iii) for each SWF open less than 12 months, the product of (a) the last three (3) months’ standardbred handle and (b) four (4).

D. Northern Virginia SWF. Upon the opening of the New Richmond SWF or the New Chesapeake SWF, Colonial Downs and the VHHA agree to distribute funds from the Standardbred Partners’ Account in such a fashion as set forth in Exhibit B hereto for an SWF opened by Colonial Downs in Northern Virginia during the five (5)-year period commencing on the effective date of this Agreement. For the purposes of this Agreement, Northern Virginia is defined as the counties of Loudoun, Prince William, Fairfax and Arlington and the cities of Manassas, Manassas Park, Fairfax City, Falls Church, and Alexandria.

E. Efforts in Northern Virginia. Because the parties agree on the importance to Virginia racing of a Northern Virginia SWF, they further agree to undertake the following, in consultation with the MVRC and its parent, the Maryland Jockey Club:

(1) Political advance work with local government officials and business leaders in Northern Virginia;

(2) Interest polling in Northern Virginia;

(3) Periodic meetings between the principals of Colonial Downs and MVRC and their respective staffs to discuss and consider the feasibility of referenda and SWF construction in Northern Virginia; and

(4) Not later than January 1, 2004, presenting to the Board of Directors of the VHHA a report by the principals of Colonial Downs and MVRC setting forth the feasibility and cost of referenda and SWF construction in Northern Virginia, including handle estimates for all SWF sites considered by Colonial Downs and MVRC. Such report shall give due consideration to providing meaningful information to the VHHA without jeopardizing the chances for success by premature disclosure of strategic non-public information.

F. Opening of Brunswick SWF on Mondays. The existing SWF located in Brunswick, Virginia (the “Brunswick Facility”) will open on a test basis on Mondays commencing April 7, 2003 according to the following schedule:

(1) The first 60-day period commencing April 7, 2003 will be a ramp-up period;

(2) During the next 30-day period thereafter, the Brunswick Facility must average daily handle of $20,000 per Monday to remain open on Mondays for an additional 90-day period;

(3) During the next 90-day period thereafter, the Brunswick Facility must average daily handle of $25,000 per Monday to remain open on Mondays for an additional 90-day period; and

(4) During the last 90-day period thereafter, if the Brunswick Facility averages daily handle of $28,000 per Monday, it will remain open indefinitely, provided average daily handle exceeds $25,000 per Monday. If daily average handle for Mondays measured over a 90-day period is below $25,000, Colonial Downs shall have the right to close the Brunswick Facility on Mondays thereafter.

G. Incorporation of Terms in SWF Licenses. Colonial Downs and the VHHA agree that in order for any and all owner’s and operator’s licenses for the additional SWFs referenced herein (including but not limited to the New Richmond SWF, the New Chesapeake SWF, SWFs in the Central-Southside Virginia Region and SWFs in Northern Virginia) to be effective for purposes of this Agreement, such licenses shall contain or incorporate the provisions of this Agreement relating to adjustments to contributions from the Standardbred Partners’ Account to the Horsemen’s Account and Section 22 hereof. The parties agree to use their best efforts to have the SWF licenses issued by the Commission contain or incorporate such provisions.

10. Stalls and Track Facilities.

A. Availability of Stalls and Track Facilities Before, During and After Race Meetings. Colonial Downs shall make available at least one thousand (1,000) stalls to Horsemen during each Race Meeting. Access to the racing strip, barns, track kitchen facilities, dormitories, and related backside facilities at the Racetrack (collectively, the “Backside Facilities”) necessary for training purposes shall be made available by Colonial Downs without charge (i) prior to each live Race Meeting, to Horsemen who have horses training for that live Race Meeting, and (ii) following each live Race Meeting, to Horsemen who have raced at the Racetrack during that Race Meeting. The Backside Facilities shall be made available by Colonial Downs prior to and following each Race Meeting for an aggregate total of 20 days, the exact number of days before and number of days after each Race Meeting to be agreed upon each year by Colonial Downs and the VHHA. Notwithstanding the foregoing, such periods may be shortened if the Backside Facilities are needed for a live thoroughbred race meeting, and Colonial Downs shall provide advance notice to the Horsemen in any such event. During the aforesaid periods, Colonial Downs, at its own expense, shall make water and electricity available to each barn in use and keep the racing surfaces properly harrowed and watered.

B. Vendors. Except as expressly provided elsewhere in this Agreement, Colonial Downs shall not impose upon Horsemen any exclusive arrangement concerning farriers, feedmen, tack supplies, or any other suppliers or providers of services customarily used by owners and trainers; provided, however, that if Colonial Downs permits the use of bedding material other than straw, it may require the use of an exclusive supplier in order to facilitate removal of such used material. Notwithstanding the foregoing, Colonial Downs reserves the right to impose reasonable non-discriminatory requirements for security, safety and environmental reasons. Colonial Downs shall use its reasonable best efforts to keep unlicensed persons in the above categories off its premises.

C. Stall Applications. Colonial Downs shall publish and distribute stall applications to the Horsemen. Each completed application will contain the name, permanent address, telephone number, and electronic mail (e-mail) address of the owner and trainer of each horse expected to be stabled on the grounds of the Racetrack during that Race Meeting. Colonial Downs shall, in the exercise of its sole business judgment, determine the terms for and approve or disapprove applications for stalls, but to the extent reasonably possible, preference shall be given to stall applications for Virginia-bred horses, Virginia-owned horses, and Virginia-sired horses. Colonial Downs may consider, among other things, the following criteria in allocating stalls to Horsemen for use during Race Meetings:

(1) The financial and professional integrity of the trainer listed on the stall application;

(2) The total number of stalls requested by a trainer in relation to the number of available stalls; and

(3) The best interests of Colonial Downs and standardbred racing.

Each Horsemen accepting a stall at the Racetrack shall be required to use his or her best efforts to run his or her horses at the Racetrack during the Race Meeting consistent with the horses’ physical condition and fitness, and race conditions.

D. Racetrack Kitchen. Colonial Downs shall provide a Racetrack kitchen for use by Horsemen and others, with the terms, conditions and provisions thereof to be mutually agreed upon on an annual basis by the VHHA and Colonial Downs. Joint approval of Colonial Downs and the VHHA shall be required concerning, but not limited to, management of the facility, cleanliness of the facility, palatability and cost of food, adequacy of hours of operation, and adequacy of premises insurance coverage.

E. Temporary Building. Colonial Downs shall continue to provide a suitable location on the backstretch for the temporary placement of a temporary building, currently anticipated to be a double-wide office trailer, to be used during the 2003, 2004 and 2005 Race Meetings for a classroom facility, an office for the chaplaincy program, a counseling office, a chapel, recreation, and a secure storage facility for VHHA supplies. Colonial Downs shall continue to furnish electrical service and telephone hook-up for the office trailer. The VHHA shall save and hold harmless and shall indemnify Colonial Downs against any expenses, costs, claims, or demands, including attorney’s fees, arising out of the installation, use, or removal of the temporary building, electrical service, and telephone hookup.

11. Racing Committee. Colonial Downs and the VHHA have organized and shall maintain a joint committee to be known as the “Standardbred Racing Committee.” The VHHA and Colonial Downs shall each continue to appoint not more than four (4) representatives to the Racing Committee. The Racing Committee (i) shall meet at the request of either Colonial Downs or the VHHA on at least five (5) days notice to the other party, and (ii) may consider such matters as the stable area, barns, tack rooms, dormitories, promotion, publicity, track conditions (bad weather closing), racing-related programs, reserved seats and passes for Horsemen, number of races, purse schedules, track kitchen, other matters related to attendance, pari-mutuel handle or the quality of racing, and health benefit programs, death benefits, drug and alcohol abuse programs, and any other program that will aid and assist the racing industry in Virginia in hiring, retaining and caring for its personnel at the highest level.

12. Representations and Warranties.

A. VHHA. In addition to the representations and warranties contained elsewhere in this Agreement, the VHHA warrants, represents to and covenants with Colonial Downs that during the Term of this Agreement:

(l) This Agreement has been approved by the Board of Directors of the VHHA as authorized by the Bylaws of the VHHA;

(2) This Agreement is valid and enforceable against the VHHA according to its terms;

(3) Each VHHA officer, director and other official shall utilize all of his or her powers of persuasion and shall take all reasonable action within their power, including all legal means at their disposal, to ensure that all VHHA Members, their employees, other related personnel, and other backstretch personnel comply with the terms of this Agreement;

(4) The VHHA shall seek to alter its share of the amounts described in Section 5 above only through good faith negotiations with Colonial Downs and shall not engage in or support, directly or indirectly, any action to influence the Commission, the Governor of Virginia or the General Assembly of Virginia to increase its share of the amounts described in Section 5 above or contained in any applicable provision of the Code of Virginia or the Commission’s regulations by rule, regulation, order, executive order, statute, amendment of statute, or otherwise;

(5) The VHHA shall use its best efforts to ensure that the backstretch area of the Racetrack is maintained in a safe, clean, and orderly condition; and

(6) This Agreement shall be made available for review and copying by Members of the VHHA and all other licensed owners, trainers, employees and backside personnel at the VHHA office.

B. Colonial Downs. In addition to the representations and warranties contained elsewhere in this Agreement, Colonial Downs warrants, represents to and covenants with the VHHA that during the Term of this Agreement:

(1) This Agreement has been approved by its General Partner;

(2) This Agreement is valid and enforceable against Colonial Downs according to its terms;

(3) Colonial Downs shall seek to alter the VHHA’s share of the amounts described in Section 5 above only through good faith negotiations with the VHHA and shall not engage in or support, directly or indirectly, any action to influence the Commission, the Governor of Virginia or the General Assembly of Virginia to decrease the VHHA’s share of the amounts described in Section 5 above or contained in any applicable provision of the Code of Virginia or the Commission’s regulations by rule, regulation, order, executive order, statute, amendment of statute, or otherwise;

(4) Colonial Downs shall use its reasonable best efforts to ensure that the backside area of the Racetrack is maintained in a safe, clean and orderly condition when in use; and

(5) Colonial Downs shall use its reasonable best efforts to assist the VHHA in developing health and welfare programs for backstretch personnel; provided that, this Section imposes no obligation on either party to fund any such program.

13. VHHA Office. Colonial Downs shall provide the VHHA on a year-round basis, without charge, a suitable private office located on the grounds of the Racetrack; provided, however, that during any thoroughbred race meeting conducted at the Racetrack and for a reasonable time before and after any such meeting, the recognized thoroughbred horsemen’s group shall have use of and priority in the use of that office. Colonial Downs shall furnish said office with appropriate office furniture and telephone lines. The VHHA shall pay the applicable charges for use of such telephone lines.

14. Racing Officials. Colonial Downs shall send to the President of the VHHA a written list of the persons whom Colonial Downs has requested the Commission to approve as racing officials for each Race Meeting at the same time it submits that list to the Commission in accordance with the Commission’s regulations.

15. Governmental Approval. Nothing contained in this Agreement shall be construed as requiring either party to perform any term when such performance is contrary to law or requires prior governmental approval; provided, however, both parties shall use their best efforts to obtain governmental approval if such is required.

16. Authorization for Out-of-State Simulcasting. During the Term of this Agreement, the VHHA as the authorized representative of the Horsemen for interstate simulcasting purposes, hereby consents and authorizes Colonial Downs to negotiate and contract with simulcast and receiving facilities, including off-track wagering facilities outside the Commonwealth of Virginia, for (i) the conduct of off-track wagering at the Racetrack and the SWFs, and (ii) off-track wagering on live standardbred races emanating from the Racetrack, pursuant to the Interstate Horse Racing Act of 1978, P.L. 95-515 (the “Interstate Horse Racing Act”). The foregoing consent and authorization shall constitute all consents required from the VHHA for simulcast wagering under the Interstate Horse Racing Act, and all simulcast wagering shall conform to that Act.

17. Copies of Documents. Colonial Downs shall send a copy of its stall application form, stakes purse program, and condition sheet for each Race Meeting to the VHHA on or before the first day they are distributed to Horsemen.

18. Horsemen’s Backstretch Improvements and Programs . Colonial Downs and the VHHA agree to expend for the benefit of Horsemen certain funds during calendar years 2003 and 2004 for the improvement of backstretch working and living conditions and for educational, recreational, and counseling programs. Pursuant to the Thoroughbred Horsemen’s Agreement, dated as of December 23, 2002 (the “Thoroughbred Agreement”), Colonial Downs has agreed to provide $50,000 to be used solely for capital improvements and to be provided no later than June 1st of each year. Similar to Colonial Downs’ agreement with the Virginia Horsemen’s Benevolent and Protective Association, Inc. (the “VHBPA”) as reflected in the Thoroughbred Agreement, the VHHA and Colonial Downs shall use their best efforts to ensure that at least $150,000 is provided annually from the legitimate breakage deposited into the Racing Benevolence Fund pursuant to § 59.1-392(T)(2) of the Code of Virginia for the foregoing improvements and programs. Regarding the latter Fund, the VHHA and Colonial Downs agree to use their best efforts to obtain any necessary authorization to use part of the legitimate breakage for such improvements and programs as agreed to by the VHBPA and otherwise described in the Thoroughbred Agreement. All of the above funds shall be deposited into the

Backstretch Improvement Escrow Account, which shall be established at a financial institution mutually acceptable to Colonial Downs, the VHBPA and the VHHA, and shall be expended as mutually agreed by Colonial Downs and the VHHA and subject to Commission approval pursuant to Section 32 hereof. At the conclusion of each Race Meeting, Colonial Downs shall within sixty (60) days provide the VHHA with an accounting of all expenditures made from the Backstretch Improvement Escrow Account.

19. Right to Terminate. Either party may terminate this Agreement upon the other party’s failure to substantially perform as required under this Agreement and such failure continues for thirty (30) days following the date written notice of default detailing the perceived failure to perform is sent to and received by the allegedly defaulting party in accordance with Section 26 below. Such termination shall not constitute an election of remedy, nor shall it constitute a waiver of a party’s other remedies at law or in equity. Additionally, Colonial Downs may terminate this Agreement upon written notice to the VHHA if the Racetrack and all the SWFs are closed for ninety (90) continuous days.

20. Indemnification. The VHHA shall indemnify and save harmless Colonial Downs, its agents, representatives, employees, officers, directors and stockholders, their respective successors and assigns, and all persons acting by, through, under, or in concert with any of them, from and against any and all demands, liabilities, loss, costs, damages, or expenses of whatever nature or kind, including fees of attorneys and all other expenses, arising out of or in any way related to or occasioned by Colonial Downs’ performance under Subsection 5.F. hereof (Administrative Fee).

21. Mediation; Arbitration.

A. Attempt to Resolve Disputes. In the event of any disputes or differences arising out of this Agreement, which the parties have been unable to resolve after reasonable efforts to do so, either party may refer the dispute or difference to a mediator mutually acceptable to the parties. The parties shall split equally the cost of the mediator. In the event such mediation is unsuccessful, or the parties are unable to agree on a mediator, either party may refer the dispute or difference for final settlement to arbitration in accordance with the following procedures.

B. Administration. The arbitration shall be administered by the American Arbitration Association (“AAA”), or its successor, pursuant to the expedited procedures (irrespective of the amount in controversy) of the AAA’s then-prevailing Commercial Arbitration Rules (the “Rules”), subject to the limitations and modifications set forth herein. The laws of the Commonwealth of Virginia will govern all matters arising from the arbitration without giving effect to the choice of law principles thereunder. The arbitration will be held in Virginia unless the parties otherwise agree.

C. Notice to Arbitrate. Notice of a demand for arbitration pursuant to this procedure (the “Notice to Arbitrate”) shall be made in writing and delivered to all other affected parties as provided in Section 26 hereof. The Notice to

Arbitrate shall be accompanied by a short and plain statement of the party’s claim(s), the grounds for same and the relief sought. Within ten (10) days of receipt of the Notice to Arbitrate, the other party shall set forth in writing and deliver to all other affected parties as provided in Section 26 hereof, an answer setting forth its response to the claim for relief, as well as any affirmative defenses and counterclaims.

D. Selection of Arbitrator(s). The arbitration shall be before one (1) neutral arbitrator (the “Arbitrator”) to be selected in accordance with the Rules (as modified herein). In the event the parties cannot agree upon an Arbitrator within ten (10) business days from receipt of the Notice to Arbitrate, each party shall select one (1) Arbitrator. The Arbitrators so selected shall select a third arbitrator at the Pre-Hearing Conference (as defined herein), who shall be the chairperson of the three member panel.

E. Pre-Hearing Conference. The Arbitrator(s), within ten (10) days of his, her or their appointment, shall conduct a pre-hearing conference (the “Pre-Hearing Conference”). The parties shall be prepared to discuss discovery matters, schedule the Additional Conference and Arbitration Hearing (as defined herein), decide procedural matters and address all other questions that may be presented.

F. Discovery. The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the Federal Rules of Civil Procedure then in effect for the Eastern District of Virginia (Richmond Division), including any Local Rules for the Eastern District of Virginia (Richmond Division) (collectively, the “Court Rules”), subject to the following:

(1) The parties shall make the voluntary disclosures described in the Court Rules (except those applicable to expert witnesses) within fifteen (15) days after the appointment of the Arbitrator(s). The identity and report of each expert witness, as well as all other disclosures described in the Court Rules, shall be disclosed to the other parties no later than thirty (30) days after the appointment of the Arbitrator(s).

(2) Each party may serve a request for production of tangible and documentary evidence. Responses to a request for production shall be due fifteen (15) days after receipt.

(3) Each party may serve no more than one set of interrogatories limited to no more than thirty (30) questions, including subparts. Answers to interrogatories shall be due fifteen (15) days after receipt.

(4) Each party may depose up to, but no more than, three (3) witnesses; provided, however, that each party is limited to no more than a total of eighteen (18) hours of deposition time in the aggregate.

(5) All discovery must be completed within forty-five (45) days after appointment of the Arbitrator(s) (the “Discovery Deadline”).

(6) The Arbitrator(s), for good cause shown, upon motion and three (3) days’ notice to all parties, may extend any of the discovery deadlines set forth herein for a period not to exceed fourteen (14) days. The Arbitrator(s) shall have the right and authority to decide any and all discovery disputes. The Arbitrator(s) shall be empowered to issue subpoenas and any and all process and orders permitted under the Rules to compel cooperation in discovery and otherwise enforce the discovery rights and obligations of the parties.

G. Additional Conference. Within ten (10) days after the Discovery Deadline, the Arbitrator(s) shall hold an additional conference (the “Additional Conference”) to set dates for the exchange of witness and exhibit lists, deposition testimony designations, testimony summaries and arbitration briefs; determine the length of the Arbitration Hearing; and address any and all other questions that may be presented.

H. Arbitration Hearing. The arbitration hearing (the “Arbitration Hearing”) shall commence within twenty (20) days after the date of the Additional Conference, unless otherwise agreed by the parties. For good cause shown, the Arbitrator(s) may grant no more than one (1) continuance per party of a duration not to exceed ten (10) days each; provided, however, no party shall be entitled to any other continuances. Unless otherwise agreed by the parties or ordered by the Arbitrator(s) for good cause shown, the Arbitration Hearing shall continue from day-to-day for such period of time (not to exceed five (5) days) as may be set by the Arbitrator(s). Each party shall have equal time for presentation and rebuttal, unless otherwise agreed by the parties. The parties may present evidence, at their option, in the form of testimony (live and/or by deposition), documents and other tangible evidence, or testimony summaries, or any combination thereof. The

Arbitrator(s), upon timely request by a party or if otherwise required by law, shall require witnesses to testify under oath administered by any duly qualified person. Any party, at its own cost and three (3) days’ notice to all other parties, may arrange for a stenographic record of the proceedings. Such record shall be made available for inspection and copying by all other parties and the Arbitrator(s).

I. Arbitration Award. Notwithstanding the foregoing, it is the parties’ intent that the arbitration shall be completed and resolved within one hundred and twenty (120) days of the commencement of such proceeding. The Arbitrator(s) shall issue and deliver to each party a written and signed award (the “Arbitration Award”) within thirty (30) days of the closing of the record. The Arbitration Award shall contain the factual and legal bases for such award. The Arbitration Award, in addition to the relief granted therein, may award attorneys’ fees and costs to the prevailing party as the Arbitrator(s) may determine in light of all of the circumstances. The Arbitration Award shall be final and binding upon the parties in accordance with its terms and Section 8.01-577 et seq. of the Code of Virginia.

J. Default. If a party fails to proceed with arbitration or defaults in his obligation to arbitrate, such default shall not prevent the other party from proceeding with such arbitration and the party who fails to proceed with such arbitration shall be bound by the arbitration.

K. Costs. The costs of the arbitration incurred by the parties for hearing reporting fees, rental of a hearing room and all AAA fees, costs and services charges and of the arbitrator shall be paid by Colonial Downs, except that hearing postponement or cancellation fees or charges by the AAA or the arbitrator(s) shall be borne exclusively by the canceling or postponing party. Conversely, with respect to all other matters, unless the arbitrator(s) otherwise so determines and provides in the arbitration award, each party shall bear its own costs and expenses incurred by that party in connection with arbitration, including without limitation each party’s own travel expenses, hearing witness expenses and attorney’s fees.

22. Contribution Adjustments.

A. Changes in Applicable Law. The parties have negotiated the relevant transfers from the Standardbred Partners’ Account to the Horsemen’s Account (the “Purse Amounts”) from expected handle at the New Richmond SWF, the New Chesapeake SWF, and future SWFs located in the Central-Southside Virginia Region and Northern Virginia based upon those statutes, regulations, administrative proceedings, common law and other accepted sources of rules and regulations applicable to the parties that are in effect as of the date hereof (collectively, “Applicable Law”). Under Applicable Law, certain allocations of rights and entitlements have been made to Colonial Downs (such as uncashed tickets) and the VHHA (such as a portion of breakage), and the parties do not intend to alter such existing rights and entitlements by this Agreement generally or by application of this Section 22, in particular, to future events. Nonetheless, in the event there is a change in Applicable Law or a ruling or action of the Commission that alters contributions to the Standardbred Partners’ Account or transfers to the Horsemen’s

Account, or otherwise inures to the benefit or detriment of the VHHA or its successors in the form of purses, operating funds or awards, then the parties agree that the Purse Amounts shall be adjusted to restore the parties to the economic terms set forth in this Agreement. By way of example and not limitation, if Applicable Law is changed to provide that a percentage of breakage or uncashed tickets is applied to increase purses for standardbred racing, then the Purse Amounts shall be adjusted downward such that in any fiscal year the amount contributed to purses pursuant to the terms hereof shall be reduced by an amount equal to the contribution to purses from breakage. By way of further example, if the percentage of handle paid to the Commonwealth of Virginia as a pari-mutuel tax increases, there shall be no change in the Purse Amounts under this Agreement unless such increased pari-mutuel tax is used to supplement purses or is used for the exclusive activities of the representative horsemen group or groups for Horsemen racing at Colonial Downs.

B. Duration. The terms and provisions of this Section 22 shall remain in full force and effect for as long as the licenses for the New Richmond SWF, the New Chesapeake SWF, or the SWFs located in the Central-Southside Virginia Region remain in effect.

23. Additional License. Colonial Downs hereby reserves the right, and the VHHA hereby recognizes such right, of Colonial Down’s to apply for licenses from the Commission enabling Colonial Downs to seek an available racetrack devoted to standardbred racing, subject to consultation with the VHHA. Once Colonial Downs obtains the necessary licenses, the VHHA hereby agrees to (i) race standardbred horses at, and promote, such racetrack and (ii) to cease racing the New Kent Racetrack. Colonial Downs shall be under no obligation to obtain, or attempt to obtain, such licenses.

24. Consents, Approvals, Agreements or Assurances. Wherever this Agreement requires the consent, approval, agreement, or assurance of Colonial Downs and/or the VHHA, (1) a request for such consent, approval, agreement, or assurance from one party shall be responded to by the other party in a timely and businesslike manner, and (ii) such consent, approval, agreement, or assurance shall not be unreasonably withheld, delayed or conditioned unless otherwise specifically provided in this Agreement.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

26. Notices. All notices, requests, demands or other communications as may be required by this Agreement shall be in writing, shall be signed by an authorized representative of the party providing the communication, shall be sent to each of the persons listed below, may be sent by certified mail, return receipt requested, or by telephone facsimile, and shall be deemed to have been given or made when received by personal delivery or otherwise. A courtesy hard copy of any communication that is sent by telephone facsimile also shall be sent by certified mail, return receipt requested. The current addresses of persons to whom communications are to be sent are as follows:

Colonial Downs:	Mr. Jeffrey P. Jacobs
Colonial Downs, L.P.
10515 Colonial Downs Parkway
New Kent, VA 23124

Mr. Ian M. Stewart
President
Colonial Downs, L.P.
10515 Colonial Downs Parkway
New Kent, VA 23124

Copy to:	James L. Weinberg, Esq.
Hirschler Fleischer
The Federal Reserve Bank Building
P. O. Box 500 (23218-0500)
701 E. Byrd Street, 15th floor
Richmond, VA 23219

Mr. John E. Mooney
President
Maryland-Virginia Racing Circuit, Inc.
10515 Colonial Downs Parkway
New Kent, VA 23124

H. Lane Kneedler, Esq.
Reed Smith LLP
901 East Byrd Street, Suite 1700
Richmond, VA 23219-4069

VHHA:	R. C. Dunavant, Jr., D.V.M., President
Virginia Harness Horse Association
c/o Lunenburg Animal Hospital
Highway 40
Kenbridge, Virginia 23944

Copy to:	Wirt P. Marks, IV, Esq.
Hancock, Daniel, Johnson & Nagle, P.C.
4112 Innslake Drive
Glen Allen, VA 23060

27. Waivers. No waiver by a party to this Agreement of any breach of this Agreement or any of its terms shall be effective unless, and only to the extent, such waiver is in writing signed by the party providing or making such waiver and delivered to the other party as provided in Section 26 above. No waiver of any breach shall be deemed to be a waiver of any other or any subsequent breach.

28. Applicable Law; Venue. This Agreement is being executed and delivered in the Commonwealth of Virginia and shall be construed and enforced in accordance with the law of Virginia without regard to its conflict of laws rules and provisions. In all court proceedings brought in connection with this Agreement, the parties hereto irrevocably consent to exclusive personal jurisdiction by, and venue in, the Circuit Court for the City of Richmond, Virginia, or the United States District Court for the Eastern District of Virginia, Richmond Division.

29. Headings. Any headings preceding the text of the several sections, subsections, paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

30. Severability. If any provision of this Agreement is declared invalid by any tribunal, or becomes invalid or inoperative by operation of law, the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

31. Entire Agreement; Modification. This Agreement contains the entire Agreement between the parties and supersedes all prior agreements, including, but not limited to, the Existing Agreement, and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. This Agreement shall be binding upon and inure to the benefit of each party hereto, its legal representatives and successors, including, but not limited to, any successor group to the VHHA that is the recognized majority standardbred horsemen’s group. No modification, variation or amendment of this Agreement or of any attachment or exhibit to this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by the parties to this Agreement. This Agreement may be assigned by Colonial Downs in its sole discretion, subject to applicable law.

32. Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective only upon the satisfaction, or waiver by the parties, of the following conditions precedent:

A. Commission Approval. The parties acknowledge that this Agreement and the expenditures from the Racing Benevolence Fund detailed in Section 18 above are subject to the approval of the Commission. If this Agreement in its entirety and such expenditures are not approved by the Commission, this Agreement shall be null and void.

B. Amendment of Management and Consulting Agreement. The Management and Consulting Agreement shall have been amended such that Section 4.1.1 of the Management and Consulting Agreement substantively provides as follows and such amendment shall have been approved by the Commission:

4.1.1 Southern Virginia. For the Racetrack and all OTB Facilities not located in the Virginia counties of Loudoun, Fairfax, Prince William, and Arlington and the Virginia cities of Manassas, Manassas Park, Fairfax City, Falls Church and Alexandria, Owner shall pay Manager a Management Fee as set forth herein based upon the aggregate of the gross amounts wagered (“Handle”) in any calendar year in the Commonwealth of Virginia, whether at the Racetrack, at the OTB Facilities or in any other form (including but not limited to account, telephone and home wagering) on all races run live in Virginia, or received by simulcast in Virginia, excluding only (1) Handle generated at racetracks, offtrack betting facilities or in any other form licensed to persons or entities other than Colonial Downs and in which Colonial Downs or any of its affiliates has no ownership, financial or other interest, and (2) Handle generated at any racetrack in addition to the Racetrack licensed by the Commission to persons or entities other than Colonial Downs (as well as at off-track betting facilities licensed to such other racetrack licensee or licensees) in which an affiliate of Colonial Downs has a passive, non-controlling interest so long as such interest was not designed or intended to circumvent this Agreement. Handle, subject to the foregoing exclusions, is referred to herein as “Adjusted Handle.” Adjusted Handle shall be comprised of Adjusted Handle from (i) amounts wagered at the Racetrack, the four OTB Facilities currently licensed to Colonial Downs in Richmond, Chesapeake, Hampton and Brunswick, Virginia, and certain future OTB Facilities proposed by Colonial Downs in a Thoroughbred Horsemen’s Agreement with the Virginia Horsemen’s Benevolent and Protective Association, dated December 23, 2002, and effective as of January 1, 2003, such future OTB Facilities being referred to in that Thoroughbred Horsemen’s Agreement as the New Richmond SWF, the New Chesapeake SWF, and the proposed Central-Southside Virginia Region SWFs (such aggregate Adjusted Handle referred to herein as the “Horsemen’s Agreement Adjusted Handle”), plus (ii) amounts wagered at any OTB Facilities licensed to Colonial Downs (other than OTB Facilities licensed to Colonial Downs that are located in the Virginia counties of Loudoun, Fairfax, Prince William, and Arlington and the Virginia cities of Manassas, Manassas Park, Fairfax City, Falls Church and Alexandria) that are not listed in subdivision (i) of this sentence or wagered in any other form (including but not limited to account, telephone and home wagering) (such aggregate Adjusted Handle referred to herein as “Additional Adjusted Handle”), and plus

(iii) amounts wagered at OTB Facilities located in the Virginia counties of Loudoun, Fairfax, Prince William, and Arlington and the Virginia cities of Manassas, Manassas Park, Fairfax City, Falls Church and Alexandria. Owner shall pay Manager an annual Management Fee equal to (i) one percent (1%) of the first $75 million per calendar year of Horsemen’s Agreement Adjusted Handle; plus (ii) two percent (2%) of the next $50 million per calendar year of Horsemen’s Agreement Adjusted Handle; plus (iii) one and one-half percent (1 1/2%) of all Horsemen’s Agreement Adjusted Handle in excess of $125 million per calendar year; and plus (iv) two percent (2%) per calendar year of all Additional Adjusted Handle.

Upon satisfaction or waiver of the foregoing conditions, this Agreement shall be effective as of March 1, 2003, regardless of the date of the satisfaction or waiver of such conditions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

VIRGINIA HARNESS HORSE	COLONIAL DOWNS, L.P.
ASSOCIATION	By:	Stansley Racing Corp., its General Partner

By:	By:
R. C. Dunavant, Jr., D.V.M., President		Ian M. Stewart, President

STANSLEY RACING CORP.

By:
Ian M. Stewart, President

EXHIBIT A

FORM OF

TRUST AGREEMENT

THIS TRUST AGREEMENT is entered into this      day of             , 200    , by and between COLONIAL DOWNS, L.P., a Virginia limited partnership (the “Trustee”), and the VIRGINIA HARNESS HORSE ASSOCIATION, a not-for-profit corporation (the “VHHA”), on behalf of the standardbred horsemen engaging in standardbred racing at Colonial Downs’ racetrack (the “Track”) (collectively, the “Beneficiaries”).

W I T N E S S E T H:

WHEREAS, pursuant to prior agreements that have expired and an Agreement, dated as of April 2, 2003 (the “Horsemen’s Agreement”), relating to live standardbred racing at Colonial Downs, among other matters, the Trustee has and will make deposits into an account currently maintained at                      Bank, N.A.,                      branch (the “Standardbred Partners’ Account”) a portion of which will be used to fund purses and related payments to the Beneficiaries participating in racing at the Track during the 2003 standardbred racing season and other years governed by the Horsemen’s Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The Account. The Trustee shall maintain the Standardbred Partners’ Account at a financial institution mutually acceptable to the parties and that is insured by an agency of the United States government.

2. Deposits. The Trustee shall deposit all funds required by the Horsemen’s Agreement into the Standardbred Partners’ Account. The funds so deposited into the Standardbred Partners’ Account, exclusive of interest earned thereon and amounts payable to Colonial Downs therefrom, are hereinafter referred to as the “Trust Account Funds.” No other funds shall be deposited into the Standardbred Partners’ Account, and the Trustee shall not commingle any other funds with the Trust Account Funds.

3. Withdrawals. The VHHA, on behalf of the Beneficiaries, grants the Trustee the authority to withdraw funds from the Standardbred Partners’ Account to make payments required to be made pursuant to the terms and provisions of the Horsemen’s Agreement, including, without limitation, to provide for the payment of purses and related awards to the Beneficiaries.

4. Title to Funds in the Account. The Trustee shall hold only legal title to the Trust Account Funds and shall not have any equitable or beneficial interest in such Funds. Accordingly, the Trust Account Funds are excluded from the Trustee’s estate for purposes of 11 U.S.C. § 541(d), as amended.

5. Interest. The Trustee understands and accepts that interest, if any, earned on the Funds will be reported under its employer identification number, that such reporting is done as a matter of convenience for the administration of the Standardbred Partners’ Account and that the receipt of such interest does not affect the beneficial and equitable title that the parties have to such interest and is not in derogation of the rights and entitlements of the parties as set forth herein and in the Horsemen’s Agreement.

6. Trustee’s Duties. The duties of the Trustee under this Agreement shall be limited to the safekeeping and disbursement of the Trust Account Funds and documents under the terms and conditions of this Agreement. The Trustee shall be entitled to rely on and may assume the genuineness and authenticity of any signatures purported to be made by the parties hereto, their lawful representatives, and successors or assigns. Upon election of either party hereto, an independent third party may be appointed trustee of the Standardbred Partners’ Account and the Trustee hereunder may be relieved of its duties as trustee but shall be bound by the other provisions of this Agreement.

7. Limitation on Liability. The Trustee shall not be liable for any claims, damages, liabilities, losses, costs, or expenses arising from the Trustee’s acts or omissions with respect to the Trust Account Funds or its performance hereunder, unless such actions or omissions result from the Trustee’s negligence or willful misconduct.

8. Reimbursement of Expenses. The Trustee shall be reimbursed in the form of one-half of the interest accruing on the Trust Account Funds for all costs and expenses reasonably incurred by it in connection with the administration of the Account, including payment of any trustee fees to a third-party trustee.

9. Termination. This Agreement shall terminate on the date on which all payments under the Horsemen’s Agreement have been made and the Horsemen’s Agreement is no longer in effect.

10. Notices. All notices, approvals, and other communications authorized or required to be given between the parties hereto shall be validly given or made if in writing and sent in accordance with the terms and conditions of the Horsemen’s Agreement.

11. Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to any conflicts of law, rules or provisions thereof.

12. Miscellaneous. Any action, suit, or proceeding in respect of or arising out of this Agreement may be prosecuted as to any party hereto in Richmond, Virginia. Each party hereto consents to the exercise of jurisdiction over its person by any court situated in Richmond, Virginia and having jurisdiction over the subject matter of any such action, suit, or proceeding. The invalidity or unenforceability of any provision of this Agreement in any particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect. This Agreement and the Horsemen’s Agreement set forth the entire understanding of the parties to this Agreement with respect to the operation of the trust for the Standardbred Partners’ Account and may not be amended except by a written instrument executed by all parties hereto. Other than the Horsemen’s Agreement, any previous agreements or understandings among the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement. All of the covenants, stipulations, terms, and conditions of this Agreement shall extend to and be binding upon the respective successors and assigns of the parties hereto, but this Agreement shall not be assigned by the Trustee without the prior written consent of the Beneficiaries.

This Agreement or any amendment hereto may be executed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement.

VIRGINIA HARNESS HORSE ASSOCIATION		COLONIAL DOWNS, L.P.

		By:	Stansley Racing Corp., its General Partner

By:		By:
	R. C. Dunavant, Jr., D.V.M., President		Ian M. Stewart, President

EXHIBIT B

Annual Transfers of Funds from Standardbred

Partners’ Account to Horsemen’s Account

All SWFs located in the Central-Southside Virginia Region

4.0625% of all standardbred handle in a calendar year at each such facility for ten (10) years from the opening date of each such facility.

After ten years from opening date, for each calendar year:

5% of the first $75,000,000 of standardbred handle at each such facility; plus 6% of standardbred handle in excess of $75,000,000 up to $150,000,000 at each such facility; and plus 7% of standardbred handle in excess of $150,000,000 at each such facility.

The New Chesapeake SWF	4.0625% of all standardbred handle in a calendar year in excess of $7,915,121 at such facility.

The New Richmond SWF

4. 0625% of the first $15,000,000 of standardbred handle in a calendar year at such facility;

plus 4.5% of standardbred handle in excess of $15,000,000 up to $20,000,000 in a calendar year at such facility;

plus 5% of standardbred handle in excess of $20,000,000 up to $25,000,000 in a calendar year at such facility;

plus 6% of standardbred handle in excess of $25,000,000 in a calendar year at such facility; and

plus 7% of standardbred handle in excess of $30,000,000 in a calendar year at such facility.

Northern Virginia SWF	0% of all standardbred handle wagered at each such facility for the first 12 months of operation and thereafter as provided for “All Other SWFs” described below.

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All Other SWFs and handle at the New Chesapeake SWF of up to $7,915,121	5% of the first $75,000,000 of aggregate standardbred handle from such facilities; plus 6% of aggregate standardbred handle in excess of $75,000,000 up to $150,000,000 from such facilities; plus 7% of standardbred handle in excess of $150,000,000 from such facilities less the amounts the VHHA is authorized to deduct from the Standardbred Partners’ Account pursuant to the Agreement.

Adjustment for slot machines in Maryland	No adjustment to the foregoing amounts shall be made for slot machine revenues in Maryland.

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EXHIBIT C

Anticipated Development Schedule

	Action Item	Time Period
1.	Identify and bring under contract potential SWF site.	4 to 6 weeks from approval of Agreement.

2.	Meeting with local government officials and neighbors; confirmation of zoning compliance.	3 to 6 weeks from having site under contract.

3.	Application to the Virginia Racing Commission.	1 to 2 weeks from satisfaction of Item 2.

4.	Action by the Virginia Racing Commission on application after filing.	6 to 12 weeks.

5.	Application for permits to commence construction or renovation after grant of licenses.	Within 1 week after grant of licenses.

6.	Construction or renovation period.	3 to 6 months.

7.	Total time from identifying a site to opening.	7 to 13 months.

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EXHIBIT D

Central-Southside Virginia Region

Counties	Cities

1.   Albemarle

2.   Allegheny

3.   Amherst

4.   Augusta

5.   Bath

6.   Bedford County

7.   Bland

8.   Botetourt

9.   Buchanan

10. Campbell

11. Carroll

12. Craig

13. Dickenson

14. Floyd

15. Franklin County

16. Giles

17. Grayson

18. Greene

19. Halifax

20. Henry

21. Highland

22. Lee

23. Montgomery

24. Nelson

25. Patrick

26. Pittsylvania

27. Pulaski

28. Roanoke County

29. Rockbridge

30. Russell

31. Scott

32. Smyth

33. Tazewell

34. Washington

35. Wise

36. Wythe

1.   Bedford City

2.   Bristol

3.   Buena Vista

4.   Charlottesville

5.   Covington

6.   Danville

7.   Franklin City

8.   Galax

9.   Lexington

10. Lynchburg

11. Martinsville

12. Norton

13. Radford

14. Roanoke City

15. Salem

16. South Boston

17. Staunton

18. Waynesboro

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